Exhibit 10.1

Polaris Employment Contract

THIS AGREEMENT is made on September 26, 2012

BETWEEN:

(1)                                 Polaris Software Lab Ltd whose office is at 6th Floor, 1 Harbour Exchange Square, London E14 9GE and

(2)                                 JJitin Goyal, residing in London

OPERATIVE CLAUSES

1.                                      INTERPRETATION

1.1                               The definitions and rules of interpretation in this clause 1.1 apply in this agreement.

“Appointment”	the employment of the Employee by the Company on the terms of this agreement.

“Associated Employer”	has the meaning given to it in the Employment Rights Act 1996.

“Capacity”	as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

“Commencement Date”	October 1, 2012

“Confidential Information”

information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or any of their business contacts, including in particular (by way of illustration only and without limitation) terms of contracts and arrangements, existing and potential projects, accounts, information regarding customers, clients or suppliers, disputes, business development and/or marketing programmes and plans.

“Employment IPRs”	Intellectual Property Rights created by the Employee in the course of his employment with the Company (whether or not during working hours or using Company premises or resources).

“Employment Inventions”

any invention which is made wholly or partially by the Employee at any time in the course of his employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

“Garden Leave”	any period during which the Company has exercised its rights under clause 15.

“Group Company”	the Company, any company of which it is a Subsidiary (its holding company) and any Subsidiaries of the Company or of any such holding company.

“Intellectual Property Rights”

patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“Invention”	any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

“Pre-Contractual Statement”

any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the Employee’s employment under this agreement which is not expressly set out in this agreement or any documents referred to in it.

“Restricted Business”	those parts of the business of the Company and any Group Company with which the Employee was involved to a material extent in the twelve months prior to Termination.

“Restricted Customer”

any firm, company or person who, during the twelve months prior to Termination, was a customer of or in the habit of dealing with the Company or any Group Company with whom the Employee had contact in the course of his employment.

“Restricted Person”

anyone employed or engaged by the Company or any Group Company and who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom the Employee dealt in the twelve months prior to Termination in the course of his employment.

“Subsidiary”

in relation to a company (a holding company) means a subsidiary (as defined in section 1159 of the Companies Act 2006) and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company.

“Termination”	the termination of the Employee’s employment with the Company however caused including, without limitation, termination by the Company in repudiatory breach of contract.

“Working Time Regulations”	the Working Time Regulations 1998.

1.2                               The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3                               A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4                               Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5                               Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6                               The schedules to this agreement form part of (and are incorporated into) this agreement.

1.7                               All previous correspondence, writing and emails including the offer dated 24th September stands superseded by the parties entering into this contract

2.                                      TERM OF APPOINTMENT

2.1                               The Company shall employ the Employee as President and Head- Worldwide Sales and Account Management .

2.2                               The Employee shall serve the Company on the terms of this agreement.  This agreement can be terminated by the Employee giving to Company six months prior written notice.  No employment with a previous employer counts towards the Employee’s period of employment with the Company.

2.3                               The Employee represents and warrants to the Company that, by entering into this agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him.

2.4                               The Employee warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Appointment.

2.5                               The Employee warrants that he holds suitable professional qualification as disclosed in the CV and shall continue at all times during the Appointment to be so qualified.  The Employee shall immediately notify the Company if he ceases to hold professional qualification during the Appointment.

3.                                      DUTIES

3.1                               The Employee shall serve the Company as President and Head-Worldwide Sales and Account Management reporting to CEO.

3.2                               During the Appointment the Employee shall:

3.2.1                     devote the whole of his time, attention and abilities to the business of the Company, except as provided for in clause 11.2 below;

3.2.2                     diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Company;

3.2.3                     comply with all reasonable and lawful directions given to him by the Company;

3.2.4                     promptly make such reports to in connection with the affairs of the Company on such matters and at such times as are reasonably required;

3.2.5                     use his best endeavours to promote, protect, develop and extend the business of the Company or any Group Company;

3.2.6                     consent to the Company monitoring and recording any use that he makes of the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes; and

3.2.7                     comply with any electronic communication systems policy that the Company may issue from time to time.

3.3                               The Employee shall comply with any rules, policies and procedures set out by the Company from time to time.  To the extent that there is any conflict between the terms of this agreement and the Company policies, this agreement shall prevail.

3.4                               All documents, manuals, hardware and software provided for the Employee’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

4.                                      PLACE OF WORK

4.1                               The Employee’s normal place of work is at 6th Floor, 1 Harbour Exchange Square, London E14 9GE or such other place within reasonable area which the Company may reasonably require for the proper performance and exercise of his duties.

4.2                               The Employee agrees to travel on the Company’s business (both within the United Kingdom and abroad) as may be required for the proper performance of his duties under the Appointment.

4.3                               The Company reserves the right to transfer the Employee back to any of the Company’s work locations which could be outside of the UK, taking into account the Employee’s personal circumstances (after consultation) whether on a temporary or a permanent basis to other job functions, departments, locations when necessary and it may reasonably require to travel to such places (whether in or outside India) and in such manner and on such occasions as the Company may from time to time decide.  The Employee has notice of the companies and associated companies across the world and hereby agrees to be transferred to any of these offices upon reasonable notice.  The Company will notify the Employee of such arrangements as it may from time to time make to facilitate any change to the place of work.

4.4                               The Employee will promptly comply with the Company’s instructions concerning relocation and reasonable relocation expenses will be reimbursed in accordance with the Company’s policies from time to time in force.

5.                                      HOURS OF WORK

5.1                               The parties each agree that the nature of the Employee’s position is such that his working time cannot be measured and, accordingly, that the Appointment falls within the scope of regulation 20 of the Working Time Regulations.

6.                                      COMPENSATION

6.1                               The Employee’s compensation will be the following:

6.1.1                     Base salary:  Gross GBP 260,000 p.a.  (In figures per annum), paid out monthly

6.1.2                     Stock Options:  Employee shall be awarded 100,000 Konark stock options to be vested over 5 years as per policy, after due approval by the Board and in line with the SEBI guidelines.

6.2                               The Employee’s base salary shall accrue from day to day and be payable monthly in arrears on or about the first of each month directly into the Employee’s bank or building society.

6.3                               The Company may deduct from the salary, or any other sums owed to the Employee, any money owed to the Company or any Group Company by the Employee.

7.                                      EXPENSES & TRAVEL

7.1                               The Company shall reimburse (or procure the reimbursement of) all reasonable business expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of receipts or other appropriate evidence of payment and suitable approvals in accordance with a any expenses policy from time to time in force.

7.2                               Given the nature of his responsibilities, the Company shall provide Employee with a corporate expense card to facilitate his travel and related expenses.  Reasonable expenses incurred on this card for travel, client entertainment and related purposes shall be deemed as pre-approved.

7.3                               The Employee shall abide by the Company’s policies on expenses as communicated to him from time to time.

8.                                      BONUS/SALES INCENTIVE/PERFORMANCE INCENTIVE

8.1                               The Employee will be eligible for a Sales Incentive/Performance Incentive of Gross 140,000 GBP p.a.  The quantum of payout is based on his/her achieving the goals that are set by and agreed upon with his/her supervisor and in line with the tenets of the Sales Incentive/Performance Incentive Program.  This bonus will be payable for the first time upon completion of 6 months of service.

8.2                               Joining Bonus:  Employee shall be entitled to a one-time joining bonus of GBP 25,000 gross, payable on the date of joining the Company.

8.3                               The Company may in its absolute discretion pay the Employee an Incentive of such amount, at such intervals and subject to such conditions as the Company may in its absolute discretion determine taking into account specific performance and targets as agreed between the Employee and the Company from time to time.

8.4                               Any Incentive payment to the Employee shall be purely discretionary and shall not form part of the Employee’s contractual remuneration under this agreement.  If the Company makes an Incentive payment to the Employee in respect of a particular financial year of the Company, it shall not be obliged to make subsequent Incentive payments in respect of subsequent financial years of the Company.

8.5                               The Company may alter the terms of any Incentive targets or withdraw them altogether at any time without prior notice.

8.6                               Notwithstanding clause 8.1, the Employee shall in any event have no right to an Incentive or a time-apportioned Incentive if:

8.6.1                     the employment has not been confirmed in the Company

8.6.2                     the employment terminates for any reason or he is under notice of termination (whether given by the Employee or the Company) at or prior to the date when an Incentive might otherwise have been payable.

8.7                               Any Incentive payments shall not be pensionable.

9.                                      HOLIDAYS

9.1                               The Employee shall be entitled to 20 days’ paid holiday in each holiday year together with the usual public holidays which will accrue proportionately every month.  If the Appointment commences or terminates part way through a holiday year, the Employee’s entitlement during that holiday year shall be calculated on a pro-rata basis.

9.2                               Holiday shall be taken at such time or times as shall be approved in advance by the Company and the Employee is required to give at least 30 days notice of his request for holiday using the Company’s Leave Application form.  Failure to submit the appropriate form prior to the holiday will result in the absence being treated as unauthorised and will be unpaid; it may also lead to disciplinary action being taken.

9.3                               The Employee shall not carry forward any accrued but untaken holiday entitlement to a subsequent holiday year.

9.4                               The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday save on termination of the Appointment.

9.5                               If the Company has terminated or would be entitled to terminate the Appointment pursuant to clause 14 or if the Employee has terminated the Appointment in breach of clause 2 any payment due under clause 9.4 shall be limited to the

Employee’s statutory entitlement under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

9.6                               If on termination of the Appointment the Employee has taken in excess of his accrued holiday entitlement, the Company shall be entitled to recover from the Employee by way of deduction from any payments due to the Employee or otherwise one day’s pay for each excess day.

9.7                               If either party has served notice to terminate the Appointment, the Company may require the Employee to take any accrued but unused holiday entitlement during the notice period.  Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave under clause 15.

10.                               SICKNESS

10.1                        If the Employee is absent from work for any reason, he must notify the Company of the reason for the absence as soon as possible but no later than three days from the first day of absence.

10.2                        In all cases of absence a self-certification form, which is available on the Company’s intranet, must be completed on the Employee’s return to work and supplied to HR For any period of incapacity due to sickness or injury which lasts for seven consecutive days or more, a doctor’s certificate stating the reason for absence must be obtained at the Employee’s own cost and supplied to HR.  Further certificates must be obtained if the absence continues for longer than the period of the original certificate.

10.3                        The Employee agrees to consent to a medical examination at the Company’s expense by a doctor nominated by the Company should the Company so require.  The Employee agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.

10.4                        If the Employee is absent from work the Company will pay Statutory Sick Pay (“SSP”) provided that the Employee satisfies the relevant requirements.

The qualifying days for SSP purposes are Monday to Friday.

11.                               OUTSIDE INTERESTS

11.1                        During the Appointment the Employee shall not, except as a representative of the Company or with the prior written approval of the Company, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).

11.2                        It is acknowledged and agreed that Employee is the Founder and CEO of an innovation start-up, Occam Technologies and related platforms (Mongo, Micro-leaks, Elpis etc.), and shall continue to function in that capacity during his Appointment with the Company.

11.3                        The Employee agrees to disclose to the Company any matters relating to his spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Company, be considered to interfere, conflict or compete with the proper performance of the Employee’s obligations under this agreement.

12.                               CONFIDENTIAL INFORMATION

Confidential Information means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or any of their business contacts, including in particular (by way of illustration only and without limitation) trade secrets, research and development operations, systems, data bases, computer programs and software, designs, models, operating procedures, formulas, products (including prices, costs, sales or content), processes, formulas, techniques, machinery, contracts, any financial information or measures, business methods and plans, details of employee or consultant contracts, new personnel acquisition plans, business acquisition, sale or merger plans, customer and seller lists or information, business relationships and other information owned, developed or possessed by the Company.

12.1                        The Employee acknowledges that in the course of the Appointment he will have access to Confidential Information.  The Employee has therefore agreed to accept the restrictions in this clause 12.

12.2                        12.2 The Employee shall not (except in the proper course of his duties), either during the Appointment or at any time after its termination (howsoever arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information.  This shall not apply to:

12.2.1              any use or disclosure authorised by the Company or required by law; or

12.2.2              any information which is already in, or comes into, the public domain other than through the Employee’s unauthorised disclosure; or

12.2.3              any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

13.                               INTELLECTUAL PROPERTY

For the purposes of this clause the following definitions will apply:

Employment IPRs:  Intellectual Property Rights created by the Employee in the course of his employment with the Company (whether or not during working hours or using Company premises or resources).

Employment Inventions:  any Invention which is made wholly or partially by the Employee at any time in the course of his employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

Intellectual Property Rights:  patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention:  any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium,

13.1                        The Employee acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law.  To the extent that they do not vest in the Company automatically, the Employee holds them on trust for the Company.

13.2                        The Employee acknowledges that, because of the nature of his duties and the particular responsibilities arising from the nature of his duties, he has, and shall have at all times while he is employed by the Company, a special obligation to further the interests of the Company.

13.3                        To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 13.1, the Employee agrees, immediately upon creation of such rights and Inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties.  If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to an arbitrator.  The arbitrator’s decisions shall be final and binding on the parties, and the costs of arbitration shall be borne equally by the parties.  The Employee agrees that the provisions of this clause 10 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 13.3 until such time as the Company has agreed in writing that the Employee may offer them for sale to a third party.

13.4                        The Employee agrees:

(a) to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of the Company or any Group Company promptly on their creation;

(b) at the Company’s request and in any event on the termination of his employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

(c) not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

(d) to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Employee.

13.5                        The Employee waives all his present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

13.6                        The Employee acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to the Employee in respect of his compliance with this clause.  This clause is without prejudice to the Employee’s rights under the Patents Act 1977.

13.7                        The Employee undertakes to use his best endeavours to execute all documents and do all acts both during and after his employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions.  Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs.  The Company agrees to reimburse the Employee’s reasonable expenses of complying with this clause 13.7

13.8                        The Employee agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

13.9                        The Employee hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the benefit of this clause 13.  The

Employee acknowledges in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause 10 shall be conclusive evidence that such is the case.

13.10                 It is acknowledged and agreed that clauses 13.1 to 13.9 are not applicable to intellectual property rights pertaining to Mongo, Micro-leaks, Elpis and any other properties that might be developed by the Employee’s start-up venture, Occam Technologies.  The Company shall have no rights or claims whatsoever on such Intellectual Property.

14.                               TERMINATION

14.1                        Either party may initiate termination of this agreement with a six month notice or base salary in lieu thereof, from the date of this termination.  If the Employee chooses to leave Polaris at any time during employment hereafter the Employee will be required to give the company due notice of six months or compensate the Company for the shortfall in serving the notice period.  Similarly if the Company desires to disengage the Employee’s services hereafter, the Company may, at its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by paying a sum in lieu of notice (Payment in Lieu) equal to the Base salary (as at the date of termination) which the Employee would have been entitled to receive under this agreement during the notice period less income tax and National Insurance contributions.  For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a) any bonus or commission payments or Performance Incentive that might otherwise have been due during the period for which the Payment in Lieu is made;

(b) any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in Lieu is made; and

(c) any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

14.2                        The Company may pay any sums due under clause 14.1 in equal monthly instalments until the date on which the notice period referred to at clause 14.1 would have expired if notice had been given.  The Employee shall be obliged to seek alternative income during this period and to notify the Company of any income so received.  The instalment payments shall then be reduced by the amount of such income.

14.3                        The Employee shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 14.1.  Nothing in this clause 14 shall prevent the Company from terminating the Appointment in breach.

14.4                        The Company may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:

(a) is disqualified from acting as a director or resigns as a director from the Company or any Group Company without the prior written approval of the Company; or

(b) is guilty of a serious breach of any code of practice issued by the Company (as amended from time to time); or

(c) fails or ceases to meet the requirements of any regulatory body whose consent is required to enable him to undertake all or any of his duties under the Appointment or is guilty of a serious breach of the rules and regulations of such regulatory body or of any compliance manual of the Company or any Group Company; or

(d) is guilty of any gross misconduct affecting the business of the Company or any Group Company; or

(e) commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company; or

(f) is, in the reasonable opinion of the Company, negligent and incompetent in the performance of his duties; or

(g) is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984; or

(h) is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing; or

(i) ceases to be eligible to work in the United Kingdom; or

(j) is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company brings or is likely to bring the Employee or the Company or any Group Company into disrepute or is materially adverse to the interests of the Company or any Group Company; or

(k) is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems; or

14.5                        The rights of the Company under clause 14 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this agreement by the Employee as having brought the agreement to an end.  Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

15.                               GARDEN LEAVE

15.1                        Following service of notice to terminate the Appointment by either party, or if the Employee purports to terminate the Appointment in breach of contract, or, if the Company so decides, at any time during the Appointment the Company may by written notice require the Employee not to perform any services (or to perform only specified services) for the Company or any Group Company until the termination of the Appointment or a specified date.  Any period of Garden Leave shall not normally exceed one month.

15.2                        During any period of Garden Leave the Company shall be under no obligation to provide any work to, or vest any powers in, the Employee, who shall have no right to perform any services for the Company or any Group Company.

15.3                        During any period of Garden Leave the Employee shall:

15.3.1              continue to receive his salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

15.3.2              remain an employee of the Company and bound by the terms of this agreement;

15.3.3              not, without the prior written consent of Director attend his place of work or any other premises of the Company or any Group Company;

15.3.4              not, without the prior written consent of Director contact or deal with or attempt to contact or deal with any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company; and

15.3.5              except during any periods taken as holiday in the usual way ensure that Director knows where he will be and how he can be contacted during each working day.

16.                               OBLIGATIONS UPON TERMINATION

16.1                        On termination of the Appointment (howsoever arising) or, if earlier, at the start of a period of Garden Leave following the service of notice or purported termination of the Appointment by the Employee, the Employee shall:

16.1.1              subject to clause 16.2 immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company or any Group Company or their business contacts, any keys, [credit card] and any other property of the Company or any Group Company [including any car provided to the Employee], which is in his possession or under his control;

16.1.2              irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company’s premises.

16.2                        Where the Employee has been placed on Garden Leave he shall not be required by clause 16.1 to return until the end of the Garden Leave period any property provided to him as a contractual benefit for use during the Appointment.

17.                               POST-TERMINATION RESTRICTIONS

17.1                        For the purposes of this clause the following definitions shall apply:

Capacity:  as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Restricted Business:  Those parts of the business of the Company and any Group Company with which the Employee was involved to a material extent in the six months prior to Termination.

Restricted Customer:  any firm, company or person who, during the six months prior to Termination, was a customer of or in the habit of dealing with the Company or any Group Company with whom the Employee had contact or about whom he became aware or informed in the course of his employment.

Restricted Person:  anyone employed or engaged by the Company or any Group Company who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom the Employee dealt in the six months prior to Termination in the course of his employment.

Termination:  the termination of the Employee’s employment with the Company however caused including, without limitation, termination by the Company in repudiatory breach of contract.

17.2                        In order to protect the Confidential Information, trade secrets and business connections of the Company and each Group Company to which he has access as a result of the Appointment, the Employee covenants with the Company (for itself and as trustee and agent for each Group Company) that he shall not:

(a) for 12 months after Termination solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business; or

(b) for 12 months after Termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person; or

(c) for 12 months after Termination be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

(d) at any time after Termination, represent himself as connected with the Company or any Group Company in any Capacity.

17.3                        The restrictions imposed on the Employee by this clause 17 apply to him acting:

(a) directly or indirectly; and

(b) on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

17.4                        If the Employee receives an offer to be involved in a business concern in any Capacity during the Appointment, or prior to the expiry of the last of the covenants in this clause 17, the Employee shall give the person making the offer a copy of this clause 17 and shall tell the Company the identity of that person as soon as possible after accepting the offer.

17.5                        Each of the restrictions in this clause 17 is intended to be separate and severable.  If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

17.6                        The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this clause 17 (or such of those restrictions as may be appropriate) in relation to that Group Company.

18.                               DISCIPLINARY AND GRIEVANCE PROCEDURES

18.1                        The Employee is subject to the Company’s disciplinary and grievance procedures, copies of which are available from the Company.  These procedures do not form part of the Employee’s contract of employment.

19.                               PENSIONS

19.1                        There is no entitlement to pensions benefits in relation to the Appointment, but the Company shall provide access to a designated stakeholder pension scheme as required by law.  Full details of the Scheme are available from HR.  The Company does not make any contributions to the Scheme.

19.2                        The Employee may make contributions to the Scheme of an amount up to the lower of 100% of the Employee’s salary and the annual allowance set by HM Revenue & Customs from time to time.  Such contributions shall be payable in equal monthly instalments in arrears and shall be made by way of deduction from the Employee’s salary.

19.3                        A contracting-out certificate is not in force in respect of the Appointment.

20.                               DATA PROTECTION

20.1                        The Employee confirms he has read and understood the Company’s data protection policy, a copy of which is contained in the Staff Handbook.  The Company may change its data protection policy at any time and will notify employees in writing of any changes.

20.2                        The Employee shall comply with the data protection policy when processing personal data in the course of employment including personal data relating to any employee, customer, client, supplier or agent of the Company or any Group Company.

20.3                        The Employee consents to the Company or any Group Company processing data relating to the Employee for legal, personnel, administrative and management purposes and in particular to the processing of any “sensitive personal data” (as defined in the Data Protection Act 1998) relating to the Employee, including, as appropriate:

20.3.1              information about the Employee’s physical or mental health or condition in order to monitor sick leave and take decisions as to the Employee’s fitness for work;

20.3.2              the Employee’s racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation;

20.3.3              information relating to any criminal proceedings in which the Employee has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

20.4                        The Company may make such information available to any Group Company, those who provide products or services to the Company or any Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Employee works.

20.5                        The Employee consents to the transfer of such information to any Group Company and the Company’s or any Group Company’s business contacts outside the European Economic Area in order to further their business interests in keeping with appropriate data protection standards that would govern such transfer of information.

21.                               COLLECTIVE AGREEMENT

There is no collective agreement which directly affects the Appointment.

22.                               NOTICES

22.1                        Any notice given under this agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally, or sending it by pre-paid recorded delivery or registered post to the relevant party at (in the case of the Company) its registered office for the time being and (in the case of the Employee) his last known address, or by sending it by fax to the fax number notified by the relevant party to the other party.  Any such notice shall be deemed to have been received:

22.1.1              if delivered personally, at the time of delivery;

22.1.2              in the case of pre-paid recorded delivery or registered post, [48] hours from the date of posting; and

22.1.3              in the case of fax, at the time of transmission.

22.2                        In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post [or that the notice was transmitted by fax to the fax number of the relevant party)].

23.                               ENTIRE AGREEMENT [AND PREVIOUS CONTRACTS]

Each party on behalf of itself (and in the case of the Company, as agent for any Group Companies) acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that:

23.1.1              this agreement together with any documents referred to in it constitutes the entire agreement and understanding between the Employee and the Company and any Group Company and supersedes any previous agreement between them relating to the Appointment (which shall be deemed to have been terminated by mutual consent);

23.1.2              in entering into this agreement neither party nor any Group Company has relied on any Pre-Contractual Statement; and

23.1.3              the only remedy available to each party for breach of this agreement shall be for breach of contract under the terms of this agreement and no party shall have any right of action against any other party in respect of any Pre-Contractual Statement.

Nothing in this agreement shall, however, operate to limit or exclude any liability for fraud.

24.                               VARIATION

No variation of this agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the parties.

25.                               COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which, when executed shall be an original, and all the counterparts together shall constitute one and the same instrument.

26.                               THIRD PARTY RIGHTS

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than the Employee and the Company shall have any rights under it.  The terms of this agreement or any of them may be varied, amended or modified or this agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this agreement may be rescinded (in each case), without the consent of any third party.

27.                               GOVERNING LAW AND JURISDICTION

27.1                        This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

27.2                        The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by Polaris Software Ltd.
Acting by Madan Srinivasan — Senior V.P & HR		[SIGNATURE OF Senior
Head - EU		V.P & HR Head - Europe

Signed as a deed by	/s/ Madan Srinivasan	/s/ Jitin Goyal
[SIGNATURE OF
EMPLOYEE]